Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Effective Amendment No. 5 to Form F-1 (File No. 333-227131) of our report dated December 31, 2019, with respect to the consolidated balance sheets of Fuqin Fintech Limited, and its subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of income and comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2018. We also consent to the reference to our firm under the heading “Experts” in this Post-Effective Amendment.

/s/ Friedman LLP

Friedman LLP

New York, New York

December 31, 2019